Exhibit 99.(12)

May 17, 2019
American Beacon SSI Alternative Income Fund
American Beacon Funds
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas  75039
Palmer Square SSI Alternative Income Fund
Investment Managers Series Trust
235 W. Galena Street
Milwaukee, Wisconsin  53212
Re:	Reorganization of a Series of a Delaware Statutory Trust into a Series of a Massachusetts Business Trust

Ladies and Gentlemen:
American Beacon Funds, a Massachusetts business trust (“American Beacon Trust”), on behalf of American Beacon SSI Alternative Income Fund, a segregated portfolio of assets (“series”) thereof (“New Fund”), and Investment Managers Series Trust, a Delaware statutory trust (“Investment Managers Series Trust”), on behalf of its series, Palmer Square SSI Alternative Income Fund (“Old Fund”), have requested our opinion as to certain federal income tax consequences of the conversion of Old Fund to New Fund (the “Reorganization”) pursuant to an Agreement and Plan of Reorganization and Termination between them dated as of March 8, 2019 (“Agreement”).  (New Fund and Old Fund are each sometimes referred to herein as a “Fund.”)1
The Agreement contemplates that the Reorganization will involve Old Fund’s changing its identity, form, and place of organization ‑‑ by converting from a series of Investment Managers Series Trust to a series of American Beacon Trust ‑‑ by (1) transferring all its Assets to New Fund (which is being established solely for the purpose of acquiring those Assets and continuing Old Fund’s business) in exchange solely for voting shares of beneficial interest in New Fund and New Fund’s assumption of all Old Fund’s Liabilities, (2) distributing those shares pro rata to Old Fund’s shareholders in exchange for their shares of beneficial interest therein and in complete liquidation thereof, and (3) terminating Old Fund, all on the terms and conditions set forth in the Agreement.
In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement dated March 20, 2019, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Investment Managers Series Trust’s board of trustees for use at a special meeting of shareholders of Old Fund that was convened on April 29, 2019 (“Proxy Statement”),

1  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

K&L GATES LLP
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American Beacon Funds
Investment Managers Series Trust
May 17, 2019

and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 6.4 thereof) (each, a “Representation”).  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and immediately after the close of business (i.e., 4:00 p.m., Eastern time) on the date hereof (“Effective Time”) will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.
OPINION
Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), it is our opinion that, for federal income tax purposes:
(1)          New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));
(2)          Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;
(3)          New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;
(4)          New Fund’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, and New Fund’s holding period for each Asset will include Old Fund’s holding period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

2  “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

American Beacon Funds
Investment Managers Series Trust
May 17, 2019

(5)  A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares (including fractional shares to which it may be entitled) pursuant to the Reorganization;
(6)  A Shareholder’s aggregate basis in the New Fund Shares (including fractional shares to which it may be entitled) it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares (including fractional shares to which it may be entitled) will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and
(7)  For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund’s last taxable year that began before the Reorganization will be included in New Fund’s first taxable year that ends after the Reorganization.
Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.
Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the information and use of the addressees and their

American Beacon Funds
Investment Managers Series Trust
May 17, 2019

shareholders and may not be relied on for any purpose by any other person without our express written consent.
We hereby consent to the reference to our firm in the Proxy Statement.
Very truly yours,

/s/ K&L GATES LLP

K&L GATES LLP